Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Ashmore Funds:

We consent to the use of our report dated April 5, 2017, with respect to the financial statements of Ashmore Emerging Markets Frontier Equity Fund, Ashmore Emerging Markets Equity Opportunities Fund, Ashmore Emerging Markets Small Cap Equity Fund, Ashmore Emerging Markets Value Fund, Ashmore Emerging Markets Short Duration Fund, Ashmore Emerging Markets Corporate Debt Fund, Ashmore Emerging Markets Local Currency Bond Fund, Ashmore Emerging Markets Hard Currency Debt Fund, and Ashmore Emerging Markets Total Return Fund, as of October 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

April 5, 2017